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                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

              NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)

                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned Investment Company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME OF REGISTRANT:  The Travelers Fund UL III for Variable Life Insurance

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER:   (203) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

              Ernest J. Wright
              Assistant Secretary
              The Travelers Life and Annuity Company
              One Tower Square
              Hartford, CT 06183

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           [X]  Yes                [  ]  No

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Hartford and the State of Connecticut on the 28th day of January 1999.

             THE TRAVELERS FUND UL III FOR VARIABLE LIFE INSURANCE

                              By: /s/ JAY S. BENET
                                 -------------------------------------
                                Jay S. Benet
                                Senior Vice President, Chief Financial Officer Chief Accounting Officer and Controller
                                The Travelers Insurance Company

Attest:

By:/s/ ERNEST J. WRIGHT
   --------------------------
         Ernest J. Wright
         Secretary